EXHIBIT 99.1

Contact:	Sheila Davis, Public Relations/Investor Relations Manager
641-585-6803
sdavis@winnebagoind.com

HANSON CAPITAL PARTNERS, LLC ENTERS INTO STOCK SALES TRADING PLAN

FOREST CITY, IOWA, November 14, 2003 – Winnebago Industries, Inc. (NYSE: WGO) announced today that it was informed that Hanson Capital Partners, LLC (“HCP”), which is owned and controlled by the family of Company founder John K. Hanson and his wife, Luise V. Hanson, entered into a written trading plan on November 12, 2003, pursuant to SEC Rule 10b5-1(c) relating to future sales of the Company’s common stock. As of November 12, 2003 HCP was the owner of 3,383,606 shares of the Company’s common stock, or approximately 20% of currently outstanding shares. HCP’s trading plan calls for daily sales of the Company’s common stock in amounts dependent upon the prevailing market price. HCP intends to sell up to 700,000, shares of the Company’s common stock under the trading plan. The trading plan terminates on March 31, 2004, unless terminated earlier in accordance with its terms.

John V. Hanson, a Managing Director of HCP and a Director of the Company, stated that entering into the Rule 10b5-1 trading plan was another part of the strategy of the Hanson family and HCP, which it has been executing since 1997, to diversify its investment portfolio in an orderly manner.

About Winnebago Industries

Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, www.winnebagoind.com/investor_relations.htm.

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